Exhibit 10.5

January 28, 2011

Scott Bauer

Dear Scott:

On behalf of Cyan Optics, Inc. (the “Company”), I am pleased to offer you the Full-Time position of Chief Financial Officer.

The terms of your new position with the Company are as set forth below:

1. Position.

(a) You will become the Chief Financial Officer of the Company. You will perform the duties of a Chief Financial Officer as commonly associated with this position and as required by the Company. You will report to the Company’s Chief Executive Officer. You will work at the Company’s corporate headquarters which are currently located in Petaluma, California, subject to business travel.

(b) You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Nothing in this letter agreement will prevent you from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations, or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange.

(c) Your employment relationship with the Company will also be governed by the general employment policies and practices of the Company, and you will be required to abide by such policies and practices (except that if the express terms of this letter agreement differ from or are in conflict with such policies or practices, the terms of this letter agreement will control). The Company may modify its employment policies and practices from time to time in its discretion.

2. Start Date. Subject to fulfillment of any conditions imposed by this letter agreement, you will commence this new position with the Company on Monday, February 14, 2011 (the “Start Date”).

3. Proof of Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

4. Compensation. You initially will be paid a monthly salary of $20,416.67 which is equivalent to $245,000.00 on an annualized basis (the “Base Salary”) subject to standard deductions and withholdings. Your salary will be payable biweekly pursuant to the Company’s regular payroll policy. The Base Salary will be reviewed annually as part of the Company’s normal salary review process.

5. Stock Option Grants.

(a) In connection with the commencement of your employment, the Company will recommend that the Board of Directors grant you an option to purchase 200,000 shares of the Company’s Common Stock with an exercise price equal to the fair market value on the date of grant (as determined by the Board of Directors). For so long as you are in Continuous Service Status with the Company (as defined in the Company’s 2006 Stock Plan), the shares underlying this option will vest and become exercisable as follows: 1/4th of the total number of shares underlying the option will vest and become exercisable on the one (1) year anniversary of your Vesting Commencement Date (as defined in your Stock Option Agreement, which date will be your Start Date, as defined above), and 1/48th of the total number of shares underlying the option will vest and become exercisable on each monthly anniversary of the Vesting Commencement Date thereafter.

(b) Additionally, in connection with the commencement of your employment, the Company will recommend that the Board of Directors grant you an option to purchase 50,000 shares of the Company’s Common Stock with an exercise price equal to the fair market value on the date of grant (as determined by the Board of Directors). For so long as you remain in Continuous Service Status with the Company, the shares underlying this option will vest and become exercisable in accordance with the following schedule: such number of shares as equals X multiplied by 1/48th of the total number of shares underlying the option will vest and become exercisable on the Cliff Vest Date (as defined below), where X is equal to the number of full month periods that have elapsed from your Vesting Commencement Date until the Cliff Vest Date (up to a maximum of 48), and 1/48th of the total number of shares underlying the option will vest and become exercisable on each monthly anniversary of the Vesting Commencement Date following the Cliff Vest Date (in the event that shares underlying the option remain unvested following the Cliff Vest Date).

(c) Vesting for the abovementioned options will, of course, depend on your continued employment with the Company. The options will be subject to the terms of the Company’s 2006 Stock Plan and the Stock Option Agreements between you and the Company.

(d) In the event that the Company consummates a Change of Control Transaction (as defined below) and within the period commencing thirty (30) days prior to and ending twelve (12) months following the closing of such Change of Control Transaction (i) your employment with the Company (or its successor) is terminated by the Company (or its successor) for any reason other than Cause (as defined below), death or your inability to perform the essential functions of your job due to a Permanent and Total Disability as defined under Section 22(e)(3) of the Internal Revenue Code of 1986, as amended, or (ii) you Resign for Good Reason (as defined below) from your employment with the Company (or its successor), then 100% of the then-unvested shares, if any, subject to the options described in Sections 5(a) and (b) that you then hold shall immediately vest and become exercisable.

(e) For purposes of this Section 5, the terms “Cause,” “Change of Control Transaction,” “Cliff Vest Date” and “Resign for Good Reason” shall have the meanings set forth below.

(i) “Cause” shall mean (A) your repeated failure to materially fulfill your duties and responsibilities to the Company (or its successor), or abide, in all material respects, with the policies of the Company (or its successor) after written notice from the Board of Directors or an officer of the Company (or its successor) describing in reasonable detail your failure to perform such duties or responsibilities or abide by such policies, (B) your engagement in knowing and intentional illegal conduct that was or is injurious in any material respect to the Company (or its successor) or its affiliates, (C) your material violation or material breach of your Confidential Information and Invention Assignment Agreement with the Company that is not cured within twenty (20) days of written notice thereof or is incapable of cure, or (D) your conviction of, or entry of a plea of nolo contendere to, a felony or committing any act of moral turpitude, embezzlement, dishonesty or fraud against, or the misappropriation of material property belonging to, the Company (or its successor) or its affiliates;

(ii) “Change of Control Transaction” shall mean the Company’s (A) sale, conveyance or other disposition of (1) all or substantially all of its assets, property or business (including the granting of one or more exclusive licenses of all or substantially all of the Company’s intellectual property, the cumulative effect of which results in the Company retaining insufficient intellectual property rights to continue operation as a going concern) or (2) 50% or more of its capital stock or (B) merger with or into or consolidation with any other corporation, limited liability company or other entity (other than a wholly-owned subsidiary of the Company), provided, however, that none of the following shall be considered a Change of Control Transaction: (1) a merger effected exclusively for the purpose of changing the domicile of the Company, (2) an equity financing in which the Company is the surviving corporation, (3) a merger, consolidation or similar transaction in which the stockholders of the Company immediately prior to the transaction own, directly or indirectly, more than 50% of the voting stock of the surviving corporation immediately following the transaction (taking into account only stock of the Company held by such stockholders prior to the transaction), or (4) the granting of one or more exclusive licenses of all or substantially all of the Company’s intellectual property to one or more wholly-owned subsidiaries of the Company;

(iii) “Cliff Vest Date” shall mean the date of the earlier to occur of (A) the closing of the Company’s sale of its Common Stock in an initial public offering pursuant to a registration statement under the Securities Act of 1933, as amended, or (B) the closing of a

Change of Control Transaction in which the total consideration to he paid to the Company or its stockholders in such transaction equals or exceeds $300,000,000; and

(iv) “Resign for Good Reason” shall mean your resignation from all positions then held with the Company (or its successor), and its affiliates, following the occurrence of one of the following events without your written consent: (A) a material reduction of your duties, position or responsibilities, provided that such duties, position and responsibilities shall not be deemed to be materially reduced if you retain reasonably comparable duties, position and responsibilities with respect to the Company’s business within the successor entity following a Change of Control Transaction; (B) a reduction by the Company (or its successor) in your gross base salary, as in effect immediately prior to such reduction, by more than 10%, other than in connection with a similar reduction for all similarly-situated employees of the Company (or its successor); (C) a material reduction by the Company (or its successor) in the kind or level of benefits to which you are entitled immediately prior to such reduction with the result that your overall benefits package is materially diminished, or (D) relocation of your principal place of work to a location that is more than 50 miles from your principal work site for the Company immediately prior to the closing of the Change of Control Transaction; provided that prior to such resignation, you provide written notice of the occurrence of such event listed above to the Company’s (or its successor’s) President or Chief Executive Officer within the 60-day period following the occurrence of such event and such event is not remedied by the Company, or its successor, within 30 days following its receipt of such written notice.

6. Benefits.

(a) Benefits. The Company will provide you with the opportunity to participate in the standard benefits plans currently available to other Company employees, subject to any eligibility requirements imposed by such plans. The Company may modify its benefits plans from time to time in its discretion.

(b) Vacation; Sick Leave. You will be entitled to paid time off according to the Company’s standard policies.

7. Confidential Information and Invention Assignment Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Confidential Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the “Confidentiality Agreement”), prior to or on your Start Date.

8. At-Will Employment. Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability. The Company may also modify your duties, compensation or other terms and conditions of your employment at any time for any reason, with or without notice.

9. No Conflicting Obligations. You understand and agree that by accepting this offer of employment, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter or the Company’s policies. You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.

10. Entire Agreement. This letter agreement, together with the Confidentiality Agreement, sets forth the entire agreement and understanding between you and the Company relating to your employment and supersedes all prior agreements and discussions between us. This letter agreement may not be modified or amended except by a written agreement, signed by the Company and by you. This letter agreement will be governed by the laws of the State of California without regard to is conflict of laws provision. This letter agreement may be executed in counterparts (which shall be deemed to be part of one original).

We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Confidentiality Agreement. This offer will terminate if not accepted by you on or before 5pm Tuesday, February 1, 2011.

Very truly yours,		ACCEPTED AND AGREED:

CYAN OPTICS, INC.		SCOTT BAUER

By:	/s/ Michael L. Hatfield	/s/ Scott Bauer
Signature

Title:	President & CEO	1/31/11
Date